Exhibit 99.1

COMERICA ANNOUNCES RETIREMENT OF

EXECUTIVE VICE PRESIDENT DENNIS J. MOORADIAN

DALLAS/Feb. 25, 2009 – Dennis J. Mooradian, executive vice president of Comerica’s Wealth and Institutional Management, will retire effective Feb. 28, 2009. Curtis C. Farmer, who joined Comerica in October 2008, is succeeding Mooradian.

Mooradian was instrumental in building a highly effective Wealth and Institutional Management team at Comerica, which drove growth in the company’s private banking, trust and investment businesses. He led the expansion of the product and service offering; improved technology, facilities and training; and recruited many talented professionals.

Mooradian joined Comerica in November 2003 from Wells Fargo of San Francisco, Calif., where he served as chairman and co-chief executive officer of Wells Fargo Investments, LLC and head of its Financial Consultant Advisory Group.

Mooradian earned his bachelor of arts in Economics from Wayne State University, his master of business administration from Michigan State University and his juris doctorate from the Detroit College of Law at Michigan State University.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $67.5 billion at December 31, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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Media Contacts:	Investor Contact:
Wayne Mielke	Darlene Persons
(214) 462-4463	(214) 462-6831

Wendy Walker	Walter Galloway
(214) 462-6669	(214) 462-6834